                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
CONTACT:
Sheila M. Muldoon, Esq.
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, CA 92626
(714) 751-7400

FOR IMMEDIATE RELEASE:

              ARV ASSISTED LIVING, INC. ANNOUNCES CASH TENDER OFFER FOR UP TO 2,027,550 UNITS OF SENIOR INCOME FUND L.P.

         COSTA MESA, CALIFORNIA, NOVEMBER 8, 1996 - ARV Assisted Living, Inc. (NASDAQ: ARVI) announced today that its wholly-owned subsidiary, LAVRA, Inc., has commenced a tender offer for up to 2,027,550 units of Senior Income Fund L.P. at $5.00 net per unit in cash, less the amount of distributions made by the partnership from the date of the offer until the date on which the tendered units are purchased. The offer is not subject to obtaining financing.

         Senior Income Fund L.P. (formerly Shearson Lehman Income Fund Limited Partnership) is a Delaware limited partnership formed in 1986 for the primary purpose of acquiring a general partnership interest in a separate partnership that was formed to acquire, operate and ultimately sell four residential facilities for senior citizens in Southern California. Senior Income Fund L.P. currently holds the four facilities through its interest in the separate partnership.

         ARV Assisted Living, Inc., a California corporation formed in 1985, is one of the largest operators of licensed assisted living facilities in the United States based on the number of residents. ARVI is a fully integrated provider of assisted living accommodations and services that operates, acquires, and develops assisted living facilities.

         Beacon Hill Partners, Inc. is acting as Information Agent for the tender offer and IBJ Schroder Bank and Trust Company is the Depository.

         The terms and details of the tender offer are contained in the Offer to Purchase and the related Letter of Transmittal, copies of which are available upon request from Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, telephone (800) 755-5001.


                                      # # #

                                        1